                                                                   EXHIBIT 99(1)



        Harrah's Entertainment Comments On Business Trends Since Sept. 11

LAS VEGAS, September 25, 2001 - "The September 11 terrorist attacks on the United States had a profound impact on the nation and left us all grieving for the victims and families who suffered devastating losses in this tragedy," Phil Satre, Chairman and Chief Executive Officer of Harrah's Entertainment, Inc. (NYSE:HET), said today.

      "Like many other casino companies, Harrah's Entertainment posted declines in gaming revenues and hotel occupancy in the week following the attack," Satre said. "But results from most Harrah's Entertainment operations - particularly in certain drive-in markets - have rebounded to near-normal levels over the past week.

      "Our geographic diversification has helped offset the impact of the attacks and the subsequent disruption in airline service," Satre said. Harrah's Entertainment operates 25 casinos in 12 states.

      "Overall, our Central Region Harrah's brand properties reported a 5 percent year-over-year decline in gaming revenues in the five days following the attacks," Satre said. "For the five days ended September 22 - the latest date for which results were available companywide - year-over-year gaming revenues were down 3 percent. Occupancy rates in the Central Region have been improving across the board."

      In 2000, the Central Region accounted for about 42 percent of the company's revenues and 43 percent of its Property EBITDA.

      "For the five days ended September 15, combined gaming revenues at our two Atlantic City properties declined approximately 23 percent from a year earlier," Satre said. "For the five days ended September 22, our Atlantic City gaming revenues were off 15 percent from a year earlier.

      "Average occupancy rates have also improved since immediately after the attacks, with Harrah's Atlantic City improving from 77.8 percent in the first five-day period to 92.4 percent in the five days ended September 22," Satre said. "At the Showboat, average occupancy was 90.3 percent in the five days ended September 15 and rose to 98.7 percent in the five days ended September 22."

      In 2000, the Eastern Region contributed about 23 percent of the company's revenues and about 26 percent of its Property EBITDA.

      "Immediately following the attacks, our two Las Vegas properties saw gaming revenues and room occupancy decline from the year-ago period," Satre said. "Since then, however, the revenue numbers have begun to improve at both Harrah's Las Vegas and the Rio."

      Combined gaming revenues for the two Las Vegas properties fell about 39 percent in the five-day period ended September 15, 2001, compared with the same five days in 2000. But in the five days ended September 22, 2001, the combined revenue decline had narrowed to about 7 percent below the year-earlier five days.

      Average occupancy at Harrah's Las Vegas was 83.3 percent in the five days ended September 15 and declined to 73.7 percent in the five days ended September
22. Average occupancy at the Rio was 71.7 percent in the five days ended September 15 and decreased to 64.7 percent in the five days ended September 22.

      "If airline passenger traffic remains at reduced levels, we expect business to continue to be softer than anticipated in Las Vegas and we are taking steps to mitigate the impact," Satre said. "We have temporarily closed some restaurants at our Las Vegas properties in response to the drop in business following the attacks. This has resulted in a staff reduction of about 160 employees, whom we hope to bring back once business improves.

      "The relative strength and improving performance of the company's Las Vegas operations are due in part to Harrah's customer-loyalty programs," Satre said.

      "Excluding the Harveys casino in Lake Tahoe, gaming revenues from our Northern Nevada properties declined 14 percent in the five days ended September 15 but rose 29 percent in the five days ended September 22 from the year-earlier periods," Satre said. "Since the attacks, overall gaming revenues for Harrah's brand properties in that market were up 7 percent from the year-earlier periods. This occurred without any increase in marketing or promotional expenditures."

      Average occupancy at Harrah's Reno was 88.2 percent in the five days ended September 15, 2001, and rose to 96.7 percent in the five days ended September
22. Average occupancy at Harrah's Tahoe was 92 percent in the five-day periods ended September 15 and September 22.

      "Overall, Western Region gaming revenues declined 29 percent in the five days immediately after the attack," Satre said. "The region's gaming revenues for the five days ended September 22, however, were down just 1 percent from the year-ago period."

      In 2000, Harrah's Western Region properties generated about 33 percent of the company's gaming revenues and 26 percent of its Property Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).

      "We are especially grateful that our business levels have enabled us to keep more than 44,000 Harrah's employees working nationwide," Satre said. "In addition, the company is continuing with the expansion projects already under way at several of our properties around the country.

      "While we can't predict the impact of any unanticipated events, we are confident in the future of our country and our company," Satre said.

      More information about Harrah's Entertainment is available on the company's web site, www.harrahs.com.
                    ---------------

      Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 25 casinos in the United States under the Harrah's, Showboat, Rio and Harveys brand names. With a combined database of more than 24 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

      This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission.

      ####